                     CONTRIBUTION AND DISTRIBUTION AGREEMENT

     CONTRIBUTION AND DISTRIBUTION AGREEMENT dated as of August 26, 1997 among FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and permitted assigns, "FRP"), FREEPORT-McMoRan INC., a Delaware corporation (together with its successors and permitted assigns, "FTX") and FREEPORT SULPHUR COMPANY, a Delaware corporation (together with its successors and permitted assigns, "COMPANY").

                               W I T N E S S E T H

     WHEREAS, capitalized terms used in the Recitals shall have the meanings set forth in Article I hereof, unless the context dictates otherwise;

     WHEREAS, the Company is a wholly-owned subsidiary of FRP;

     WHEREAS, FTX is the Administrative Managing General Partner and Special General Partner of FRP, and FMRP Inc., a Delaware corporation and a wholly owned subsidiary of FTX (together with its successors and permitted assigns, "FMRP"), is the Managing General Partner and Special General Partner of FRP;

     WHEREAS, FTX and FRP intend to contribute certain assets to the Company and the Company intends to assume certain liabilities, subject to the terms and conditions more particularly described herein (the "CONTRIBUTIONS");

     WHEREAS, FRP intends to distribute (the "DISTRIBUTION") all of the outstanding shares of Company Common Stock and Rights to the holders of FMRP Units, Unit Equivalents and the Basic General Partnership Interest;

     WHEREAS, the Board of Directors of FTX has approved an Agreement and Plan of Merger between FTX and IMC Global Inc., a Delaware corporation ("IGL") dated the date hereof (the "MERGER AGREEMENT") pursuant to which, and subject to the terms and conditions thereof, FTX will merge with and into IGL (the "MERGER");

     WHEREAS, in connection with the Merger and prior to the Contributions, IMC Global Operations Inc, a Delaware corporation ("IMC OPERATIONS"), intends to transfer and to confirm the prior transfer of certain assets to the Company and the Company intends to assume certain liabilities, pursuant to an Assignment and Assumption Agreement substantially in the form of EXHIBIT A hereto (the "ASSIGNMENT AGREEMENT"); and

     WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal transactions required to effect the Contributions and the Distribution and to enter into other agreements that will govern certain matters following the Distribution;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01. DEFINITIONS. As used herein, the following terms, when capitalized, shall have the following meanings, unless the context dictates otherwise:

     "Action" means any claim, suit, chose in action, arbitration, mediation, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

     "Affiliate" means with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, by contract, as trustee or executor or otherwise; provided that (i) immediately following the Effective Time, the Company shall not be an Affiliate of IGL or FRP and (ii) the Company shall not be deemed to be an Affiliate of IMC-Agrico Company.

     "Agreement" means this Contribution and Distribution Agreement, including all exhibits and schedules hereto.

     "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Consents by Governmental Authorities and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements rendered by or entered into with any Governmental Authority.

     "Assignment Agreement" shall have the meaning set forth in the Recitals.

     "Assumed Liabilities" shall have the meaning set forth in Section 3.03 hereof.

     "Balance Sheet" shall have the meaning set forth in Section 3.01(a) hereof.

     "Basic General Partnership Interest" shall have the meaning set forth in the Partnership Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

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     "Company Certificate" means the Certificate of Incorporation of the
Company.

     "Company Bylaws" means the Bylaws of the Company as adopted by the Company's Board of Directors.

     "Company Common Stock" means shares of common stock, par value $.01 per share, of the Company.

     "Company Indemnitees" shall have the meaning set forth in Section 5.01(a) hereof.

     "Company Rights Plan" means the rights agreement of the Company as adopted by the Company's Board of Directors.

     "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority that is required as a precondition to the transfer of one or more of the Transferred Assets or the performance of one or more actions identified herein.

     "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

     "Contributions" shall have the meaning set forth in the Recitals.

     "Database" means all geological, geophysical or other similar information including but not limited to, files, surveys, maps, studies, contracts, logs, computer programs, seismic cross sections, computer tapes and other technical data owned or licensed by or leased to FTX and/or FRP which are in existence on the date hereof and which are used primarily in connection with, or which are otherwise necessary or desirable to operate, the Transferred Businesses.

     "Distribution" shall have the meaning set forth in the Recitals.

     "Distribution Agent" means Chase Mellon Shareholder Services, L.L.C., as agent of the holders of FMRP Units, Unit Equivalents and the Basic General Partnership Interest.

     "Distribution Date" means the date on which the Distribution is effected.

     "Effective Time" shall mean the effective time of the Merger, as provided in Section 1.2 of the Merger Agreement.

     "Employee Benefits Agreement" means the agreement among FTX, FRP and Company, in substantially the form of EXHIBIT B hereto.

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

     "Environmental Law" means all Applicable Law relating to or addressing the environment, health or safety, including but not limited to OSHA and RCRA and any state equivalent thereof or any successor statute.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" shall have the meaning set forth in Section 3.02 hereof.

     "Excluded Liabilities" shall have the meaning set forth in Section 3.04 hereof.

     "Fertilizer Business" means the business conducted by IMC-Agrico Company.

     "FM Services Agreement" means the Termination Agreement between FTX, FCX and FM Services Company, a Delaware corporation, substantially in the form of EXHIBIT C hereto, as such agreement may be amended from time to time.

     "FMRP" shall have the meaning set forth in the Recitals.

     "FMRP Unit" shall have the meaning set forth in the Partnership Agreement.

     "Form 10" means the registration statement on Form 10 with respect to the shares of Company Common Stock and Rights, to be filed with the Commission under the Exchange Act, together with any amendments thereto.

     "FRP Indemnitees" shall have the meaning set forth in Section 5.01(b).

     "Governmental Authority" means any federal, state, county, municipal or other government, department, commission, board, court, agency, authority, or any other instrumentality of any of them, or any other organization exercising legislative, executive or judicial authority over any of the foregoing.

     "Hydrocarbons" means crude oil and/or condensate, natural gas, distillate, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation natural gasoline, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

     "IGL" shall have the meaning set forth in the Recitals.

     "IMC Operations" shall have the meaning set forth in the Recitals.

     "Income Statement" shall have the meaning set forth in Section 3.01(a) hereof.

     "Indemnified Party" shall have the meaning set forth in Section 5.01(d) hereof.

     "Indemnifying Party" shall have the meaning set forth in Section 5.01(d) hereof.

     "Indemnitee" shall mean any Company Indemnitee or any FRP Indemnitee, as the case may be.

     "Information Statement" means the information statement filed as part of the Form 10 to be sent to the holders of FMRP Units, Unit Equivalents and the Basic General Partnership Interest, in connection with the Distribution.

     "Insurance Proceeds" means any monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustments (including reserves), retrospectively-rated premium adjustments, deductibles, retentions, or costs paid by such insured.

     "Intellectual Property" means any and all United States and foreign (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions, and improvements thereto, (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, together with the goodwill of the businesses attributable thereto, (c) copyrights (including software) and registrations thereof, (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information, (e) intellectual property rights similar to the foregoing, and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

     "Leased Real Property" means all interests (including offshore acreage) leased pursuant to the Leases, together with all structures, facilities, improvements, fixtures, systems, equipment, and items of real property owned or leased by FRP or FTX that presently (or on the Distribution Date) are or will be located on the real property or other acreage subject to the Leases, and all of FRP's or FTX's right, title and interest in and to all easements, servitudes, licenses, rights, rights-of-way, operating rights, franchises and appurtenances relating to the foregoing.

     "Leases" means the real property leases, subleases, licenses and occupancy agreements set forth on Part 1 of Schedule 3.01 hereto pursuant to which FRP or FTX is the lessee, sublessee, licensee, or occupant.

     "Liabilities" means any and all claims, debts, costs, indebtedness, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses related thereto and including, without limitation, those claims, debts, costs, indebtedness, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitments or undertaking.

     "Lien" means any interest in property held by someone other than the owner of the property, including a mortgage, pledge, hypothecation, claim, security interest, pledge, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, conditional sale, easement, servitude, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, option, lien, right of first refusal, right of rescission, charge or other restriction or limitation of any nature whatsoever.

     "Losses" shall have the meaning set forth in Section 5.01(a) hereof.

     "Merger" shall have the meaning set forth in the Recitals.

     "Merger Agreement" shall have the meaning set forth in the Recitals.

     "NYSE" means the New York Stock Exchange.

     "Owned Real Property" means the real property identified on Part 1 of
Schedule 3.01 that is owned by FRP or FTX in fee simple, together with all other structures, facilities, improvements, fixtures, systems, equipment, and items of real property that presently (or on the Distribution Date) are or will be located thereon or attached or appurtenant thereto and all easements, servitudes, licenses, rights, rights-of-way, operating rights, franchises and appurtenances relating to the foregoing.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Freeport-McMoRan Resource Partners, Limited Partnership, dated May 29, 1987 (amending and restating the Agreement of Limited Partnership entered into as of April 17, 1986), as amended by amendments dated December 16, 1988, March 29, 1990, April 6, 1990, January 27, 1992 and October 14, 1992.

     "Permit" means any foreign, federal, state, municipal and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to FRP or FTX necessary for the ownership or use of any Transferred Asset or the conduct of the Transferred Businesses as it is currently conducted or has been previously conducted.

     "Person" means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, Governmental Authority or other entity.

     "Prior Business" shall have the meaning set forth in Section 3.03(c) hereof.

     "Prior Business Real Property" shall have the meaning set forth in Section 3.03(e) hereof.

     "Real Property" shall mean the Owned Real Property and the Leased Real Property.

     "Record Date" means the date determined by FTX, in its capacity as the Administrative Managing General Partner of FRP, as the record date for determining the holders of FMRP Units, Unit Equivalents, and the Basic General Partnership Interest who are entitled to receive the Distribution.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Property.

     "Remedial Action " means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care, in each case, to the extent required by an Environmental Law.

     "Rights" means the preferred stock purchase rights to be issued by the Company pursuant to the Company Rights Plan.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stock Incentive Plan" means the stock incentive plan or plans as adopted by the Company.

     "Tax" means any federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59(A) of the Code), real property, personal property, ad valorem, intangible, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, healthcare, withholding, estimated or similar tax, duty or other governmental charge or assessment or deficiencies thereof, including all interest and penalties thereon and additions thereto whether disputed or not.

     "Tax Cooperation Agreement" means the agreement among FTX, FRP and the Company, in substantially the form of EXHIBIT D hereto.

     "Transferred Assets" means the assets identified in Section 3.01(a) hereof, to the extent that such assets do not constitute Excluded Assets.

     "Transferred Businesses" means, collectively: (i) the businesses and operations of FRP, FTX and their respective Affiliates to the extent relating to the exploration, production, development, processing, transportation, storage, terminalling, sale, purchase or marketing of sulphur, in whatever form, and of sulphuric acid, or the provision of other services in connection therewith, including, without limitation, the operations conducted from the Real Property, but expressly excluding the purchase and processing of sulphur by IMC-Agrico Company; (ii) the businesses and operations of FRP, FTX and their respective Affiliates to the extent relating to the exploration, production, development, processing, transportation, sale, purchase or marketing of Hydrocarbons produced from or allocable to the Real Property, or the provision of other services in connection therewith; (iii) the businesses and operations of the entities identified on Part 2 of Schedule 3.01 as being transferred to the Company as part of the Transferred Assets; (iv) to the extent not already included in the descriptions set forth in (i) through (iii) of this definition,
(A) all businesses and operations reflected on the Balance Sheet and Income Statement; and (B) all businesses and operations located on the Real Property or using or consuming any of the Transferred Assets.

     "Unit Equivalent" shall have the meaning set forth in the Partnership Agreement.

                                   ARTICLE II
                                THE DISTRIBUTION

     Section 2.01. COOPERATION PRIOR TO THE DISTRIBUTION. (a) As soon as practicable after the execution of this Agreement, FRP and the Company shall prepare and file with the Commission, the Form 10, which shall include the Information Statement, setting forth appropriate disclosure concerning the Company, the Distribution and any other appropriate matters required to be stated therein. FRP shall use best reasonable efforts to cause the Form 10 to become effective under the Exchange Act, and thereafter FRP shall mail the Information Statement to holders of FMRP Units, Unit Equivalents and the Basic General Partnership Interest as of the Record Date.

          (b) FRP and the Company shall take all such action as may be reasonably necessary or appropriate under the securities or blue sky laws of states or other Governmental Authorities of the United States in connection with the transactions contemplated by this Agreement.

          (c) The Company shall prepare, file (not later than the date of filing of the Form 10 with the Commission) and pursue an application to list the Company Common Stock and associated Rights on the NYSE.

     Section 2.02. FTX BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. The Board of Directors of FTX shall, in its discretion, acting in its capacity as the Administrative Managing General Partner of FRP, (a) establish the Record Date and Distribution Date, and (b) establish any appropriate procedures in connection with the Distribution. In no event shall the Distribution Date be later than the Effective Time. In addition, in no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by FRP and FTX:

          (i) The Company shall have been duly formed and shall be validly existing; the Company's Board of Directors shall have been elected by FRP; the Company Certificate and Company Bylaws shall be in effect; and the Company's Board of Directors shall have adopted the Company Rights Plan and declared and paid a dividend of 1 Right for each share of Company Common Stock outstanding;

          (ii)  the Form 10 shall have become effective under the Exchange Act;

          (iii) the Company Common Stock and Rights associated therewith shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (iv) IMC Operations and FRP shall have executed the Assignment Agreement;

          (v) the Transferred Assets shall have been transferred to the Company, and the Assumed Liabilities shall have been assumed by the Company, in each case as contemplated by Article III hereof;

          (vi) the FM Services Agreement, the Tax Cooperation Agreement and the Employee Benefits Agreement shall have been duly and validly authorized, executed and delivered by the respective parties thereto;

          (vii) all conditions precedent to the Merger shall have occurred or been waived by the party enjoying the benefit thereof;

          (viii) the Company's Board of Directors shall have adopted, and FRP as the sole shareholder of the Company shall have approved, the Stock Incentive Plan and shall take all such actions as are necessary or desirable to cause all outstanding options to purchase FTX Common Stock and any awards related to FTX Common Stock to be converted into an adjusted option to purchase or award relating to FTX Common Stock and a new option to purchase or award relating to the Company Common Stock issued in accordance with the Stock Incentive Plan; and

          (ix) to the extent required by contract or Applicable Law in connection with the conveyance of the Transferred Assets, FRP shall have obtained the Consents identified on Schedule 2.02 hereto.

     Each of the parties hereto agrees to use its best reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to satisfy and fulfill the foregoing conditions as soon as reasonably practicable and to cause the Distribution to be effective.

     Section 2.03. THE DISTRIBUTION. (a) On the Distribution Date, subject to the conditions set forth in this Agreement, FRP shall, except as otherwise provided in Section 2.04, cause the Distribution Agent to distribute to each holder of FMRP Units, Unit Equivalents and the Basic

General Partnership Interest on the Record Date (i) 1 share of Company Common Stock and the associated Right for each 10 FMRP Units, (ii) 1 share of Company Common Stock and the associated Right for each 10 Unit Equivalents, and (iii) 1 share of Company Common Stock and the associated Right for each 10 units of Basic General Partnership Interest, so held.

          (b) The Company shall provide all certificates for shares of Company Common Stock that FRP shall require in order to effect the Distribution.

     Section 2.04. SALE OF FRACTIONAL SHARES. Prior to the Distribution Date, FRP shall appoint the Distribution Agent as agent for all holders on the Record Date of FMRP Units, Unit Equivalents and the Basic General Partnership Interest who would receive in the Distribution any fractional share of Company Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a prorated portion of the proceeds from such sales, based upon the average gross selling price of all such fractional shares, to each holder of FMRP Units, Unit Equivalents or Basic General Partnership Interest who would otherwise have received a fractional share. FTX shall reimburse the Distribution Agent for the costs and expenses incurred in connection with the foregoing.

                                   ARTICLE III
                            CONVEYANCE AND ASSUMPTION

     Section 3.01.  TRANSFER OF ASSETS.

          (a) Upon the terms and subject to the conditions of this Agreement, FRP and FTX shall take all such action as may be necessary or appropriate under Applicable Law to assign, transfer and deliver, or cause to be assigned, transferred and delivered, to the Company, on or prior to the Distribution Date, but effective as of the Distribution Date, all right, title and interest of FRP, FTX, or any of their respective Affiliates in and to all of the following assets, to the extent that such assets exist on the Distribution Date and do not constitute Excluded Assets, and except as set forth in Section 3.01(b) below (collectively, but expressly excluding any Excluded Assets, the "TRANSFERRED ASSETS"):

          (i) All assets owned by FTX, FRP or any of their Affiliates that are used primarily in connection with the Transferred Businesses, including all
     (A) assets reflected on the June 30, 1997, unaudited consolidated balance sheet of the Transferred Businesses attached as EXHIBIT E hereto (the "BALANCE SHEET"), as well as those acquired or generated by the Transferred Businesses or any Transferred Asset since the date of the Balance Sheet, and (B) those assets that generate any income reflected on the unaudited income statement of the Transferred Businesses for calender year 1996 and for the six month period ended June 30, 1997 attached as EXHIBIT F (the "INCOME STATEMENT") hereto less, in the case of (A) or (B), any assets disposed of since the date of the respective statements; PROVIDED THAT the parties hereto acknowledge that the actual values attributed to the assets included in the Balance Sheet and Income Statement may change prior to the Effective Time.

          (ii) All right, title and interest of FRP, FTX or any of their Affiliates in and to any and all of the assets listed on Schedule 3.01 hereto;

          (iii) All right, title and interest of FRP, FTX or any of their Affiliates in and to any and all of the assets physically located on any of the Real Property;

          (iv) All books, records and information of FTX, FRP and their Affiliates recorded on any form of media whether owned, leased or licensed by FTX, FRP or an Affiliate thereof, including magnetic disk, computer drives or microfiche, to the extent the same primarily relate to or are used primarily by or primarily in connection with the Transferred Businesses or any Transferred Asset; all advertising materials, catalogs, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, specifications, drawings, schematics, research and development files, records, data and laboratory books, Intellectual Property filings or registrations, media materials and plates, accounting records, sales order files, litigation files, logs, seismic and geophysical information, geological and chemical data and information, reserve studies and evaluations, fluid samples, well cores, title abstracts and opinions, production data and reports, well testing data and reports, and maps, to the extent that same primarily relate to or are used primarily by or primarily in connection with the Transferred Businesses or any Transferred Asset.

          (v)    Cash in amount of $2,000,000;

          (vi) All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items owned by, accrued in favor of or held by FRP, FTX or any Affiliate thereof to the extent relating primarily to the Transferred Businesses or any Transferred Asset.

          (vii) All notes, accounts receivable, rights to payment or other evidence of indebtedness generated by FRP and/or FTX primarily in connection with the Transferred Businesses or any Transferred Asset; all cash and cash equivalents paid in respect of any such notes, accounts receivable, rights to payment or other indebtedness; and all Liens, letters of credit, guarantees or bonds to secure the payment of all such amounts.

          (viii) All of the right, title and interest of FRP, FTX or any of their Affiliates in and to all contracts and agreements between FRP, FTX and/or any of their Affiliates, on the one hand and any third party to the extent made by or for the primary benefit of the Transferred Businesses or any Transferred Asset.

          (ix) All asserted and unasserted Actions now owned by FRP and/or FTX that are related primarily to or arise primarily out of the Transferred Businesses or any of the Transferred Assets, including any claim for royalty refunds or rebates from any land owner, including the United States, and any claim for balancing of Hydrocarbons.

          (x) All Consents and Permits held by FRP, FTX or any of their Affiliates for the primary benefit of the Transferred Businesses or any Transferred Asset.

          (xi) All machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, vessels, boats, aircraft, tools, dies, molds, wells, casing, tubing, pumping units, engines, platforms, derricks, separators, compressors, flow lines, tanks, pipelines, chemicals, power generation and transmission equipment, communication systems, meters, motors, parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person or subject to any financed lease in favor of any other Person) to the extent used primarily in connection with the Transferred Businesses or any Transferred Asset.

          (xii) All servitudes, easements, rights of way, water rights, grazing leases, operating rights, exploration rights, sharing agreements, balancing agreements, pooling or unitization agreements, farmout or farmin agreements, unit designation and pooling orders or other rights or agreements which bear primarily upon or are for the primary benefit of the Transferred Businesses or any Transferred Asset.

          (xiii) All sulphur, Hydrocarbons or other minerals to the extent produced from or are allocable to the interest of FTX, FRP or any of their Affiliates in and to any of the Leased Real Property.

          (xiv) All Intellectual Property owned or licensed by FRP, FTX or any of their Affiliates and all rights thereunder or in respect thereof to the extent relating primarily to or used primarily or held primarily for use in connection with the Transferred Businesses or any Transferred Asset, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of protection of interests therein under the laws of any jurisdiction worldwide;

          (xv) All Owned Real Property and Leases and all licenses, permits, approvals and qualifications relating to any Real Property issued to FRP, FTX or any of their Affiliates by any Governmental Authority;

          (xvi) To the extent not otherwise described above, the Database, to the extent permitted by contractual arrangements and agreements relating to the Database and applicable law;

          (xvii) To the extent not otherwise described above, the assets acquired, or intended to be acquired, by FRP from Pennzoil Company or its Affiliates pursuant to the Asset Purchase Agreement dated as of October 22, 1994;

          (xviii) To the extent not otherwise described above, the assets acquired or intended to be acquired by FRP pursuant to the Assignment Agreement, or, at FRP's discretion, the right to acquire such assets;

          (xix) Any amounts reserved by FTX prior to the Distribution Date in any self-insured accrual accounts to the extent relating to the self-insured portion or deductible of any Assumed Liabilities; and

          (xx) Any payments made to or on behalf of FTX or any Actions in favor of FTX under any insurance policies retained by FTX to the extent that the same relate to any Assumed Liabilities; provided that the past and present insurance policies themselves shall be Excluded Assets.

          (xxi) Any goodwill associated with the Transferred Businesses or Transferred Assets.

          (xxii) Any assets intended to be transferred to the Company pursuant to the Employee Benefits Agreement.

The parties acknowledge and agree that the right, title and interest of FRP, FTX and their Affiliates in and to the Excluded Assets are to be retained by FRP, FTX or such Affiliate, as the case may be, and are not being transferred to the Company pursuant to this Agreement or otherwise.

          (b) In the event that FTX or FRP, or any other relevant Person, shall be unable to transfer any of the Transferred Assets to the Company prior to the Distribution Date due to the failure of FTX, FRP or any other Person to obtain any necessary Consents, FTX, FRP or such other Person, as appropriate:
(i) shall continue to seek the necessary Consents, in accordance with Section 3.05(b) hereof; (ii) shall hold such Transferred Assets for the benefit of the Company and cooperate with the Company in any lawful and economically feasible arrangement to insure that the Company shall receive the benefits thereof, (iii) shall hold or cause to be held for the account of the Company all accounts receivable or accounts payable related to the Company's interest in any such Transferred Assets accrued as, and accruing after, the Distribution Date, (iv) shall make available to the Company all information relating to such Transferred Assets to the extent making such information available is permitted by Applicable Law and the contractual arrangements relating to such Transferred Assets, (v) shall not, and shall cause all Affiliates not to, assign, transfer, otherwise dispose of or grant a Lien upon any such Transferred Assets to any Person other than the Company, and (vi) shall upon obtaining the necessary Consents relating to such Transferred Assets, promptly take such action, and cause all other relevant Persons to promptly take, such action as may be necessary to complete the transfer to the Company of such Transferred Assets, including without limitation, all accrued accounts payable and accrued accounts receivable related to such Transferred Assets. Any transfer of a Transferred Asset after the Distribution Date shall be effective as of the Distribution Date.
It is agreed and understood that no party shall be liable in any manner to any other party for any failure of any of the transfers contemplated by this
Article III to be consummated prior to the Distribution Date. Nothing in this Article III shall be deemed to require the transfer of any Transferred Assets which by their terms or operation of law cannot be transferred.

     Section 3.02 EXCLUDED ASSETS. (a) Notwithstanding anything contained in this Agreement or in any conveyance document to the contrary, the following assets (collectively, the "EXCLUDED ASSETS") are not Transferred Assets and shall not be transferred to Company hereunder:

             (a) Any and all present and past insurance policies under the FTX and FM Services Insurance Program, provided however, that any payments to or on behalf of FTX under such policies to the extent that the same relate to any Assumed Liabilities shall be a Transferred Asset;

             (b) Any direct or indirect interest of FRP, FTX or any Affiliate in or to (i) IMC-Agrico Company, (ii) FMRP, (iii) Agrico, Limited Partnership or (iv) IMC-Agrico MP, Inc.; and

             (c) Any assets used or consumed primarily in connection with or otherwise primarily related to the Fertilizer Business other than sulphur.

     Section 3.03. ASSUMPTION OF ASSUMED LIABILITIES. Subject to the terms and conditions set forth in this Agreement, the Company shall assume and agree to pay, honor and discharge when due, and take all action necessary or appropriate under Applicable Law to assume, effective on or prior to the Distribution Date, all Liabilities arising primarily from or primarily in connection with the ownership, acquisition, conduct or operation (past, present or future) of the Transferred Businesses (or any businesses, assets or operations managed or operated by FTX or FRP or any past or present Affiliate thereof that have been sold, liquidated, merged or otherwise disposed of or discontinued prior to the Distribution Date to the extent that such businesses, assets or operations would have been part of the "Transferred Businesses" had they been owned by FTX or FRP on the Distribution Date (such businesses, assets or operations being herein referred to as the "Prior Businesses")) or any Transferred Assets or relating primarily to the ownership or use of the Transferred Assets, whether arising before, on or after the Distribution Date and whether related to the current, past or future operations of the Transferred Businesses, other than Excluded Liabilities (collectively, the "ASSUMED LIABILITIES"). Without limitation of the foregoing, Assumed Liabilities include, to the extent that they do not include any Excluded Liabilities:

             (a) Any and all Liabilities reflected on the Balance Sheet or incurred after the date of the Balance Sheet in connection with the Transferred Businesses or any Transferred Asset other than Excluded Liabilities;

             (b) Liabilities in respect of present or former FTX or FRP employees, to the extent specifically assumed by the Company pursuant to the Employee Benefits Agreement;

             (c) Any and all Liabilities primarily arising out of the contracts and agreements described in Section 3.01(a)(viii) above;

             (d) All Liabilities primarily related to, primarily associated with or arising out of (i) the occupancy, operation, use or control of any of the Real Property or any other real property occupied, operated, used or controlled by the Prior Businesses (the "Prior Business Real Property"),
     (ii) the operations of the Transferred Businesses or the Prior Businesses (or in each case, any predecessor thereto, but in every such case, only with respect to that portion of such predecessors' businesses that now constitute the Transferred Businesses or previously constituted the Prior Businesses), in each case incurred under or imposed by any Environmental Law (including without limitation any Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Property or any Prior Business Real Property, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder or any conditions whatsoever on, in, at, under or in the vicinity of such real property),
     (iii) the generation, handling transportation, storage, discharge or disposal of any Contaminant primarily in connection with the Transferred Businesses or the Prior Businesses, (iv) any Remedial Action required under any Environmental Law primarily in connection with the Transferred Businesses or the Prior Businesses; or (v) any violation of any Environmental Law primarily in connection with the operations of the Transferred Businesses or the Prior Businesses; and

             (e) Any Liabilities arising out of or related to litigation to the extent related to the current, past or future operations of the Transferred Businesses.

     Section 3.04 EXCLUDED LIABILITIES. Notwithstanding any provision of this Agreement or any conveyance or assumption agreement to the contrary, the Company shall not assume any of the following Liabilities (collectively, the "EXCLUDED LIABILITIES"):

             (a) Any Liabilities, obligations or commitments of FRP, FTX or any other Person relating primarily to or arising primarily out of the Fertilizer Business or any business other than the Transferred Businesses or the Prior Businesses;

             (b) Any and all Taxes relating to or arising out of the business operations or activities of FRP, FTX or any of their Affiliates accruing, or with respect to any event or time period occurring, at or prior to the Distribution Date;

             (c) Any and all Liabilities relating to, arising out of or in connection with, any businesses, assets or operations managed or operated by FTX or FRP have been sold, liquidated, merged or otherwise disposed of or discontinued prior to the Distribution Date, other than the Transferred Businesses or Prior Businesses;

             (d)    Any and all Liabilities relating to the Excluded Assets;

             (e) Any and all Liabilities for money borrowed by FTX, FRP or any of their Affiliates;

             (f) Any and all Liabilities for which the Company is relieved of liability under the Employee Benefits Agreement;

             (g) All Liabilities related to, associated with or arising out of (i) the occupancy, operation, use or control of any Real Property other than the Real Property or the Prior Business Real Property, (ii) the operations of the businesses and operations of FTX or FRP or any of their Affiliates other than the Transferred Businesses or the Prior Businesses (or in each case, any predecessor thereto), in each case incurred under or imposed by any Environmental Law (including without limitation any Release or threatened Release of any Contaminant on, in, at, to, beneath or from any real estate other than the Real Property or the Prior Business Real Property, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder or any conditions whatsoever on, in, at, under or in the vicinity of such real property), (iii) the generation, handling transportation, storage, discharge or disposal of any Contaminant relating to any business or operation of FTX, FRP or any of their Affiliates other than the Transferred Businesses or the Prior Businesses;
     (iv) any Remedial Action required under any Environmental Law relating to any business or operation of FTX, FRP or any of their Affiliates other than the Transferred Businesses or the Prior Businesses; or (v) any violation of any Environmental Law in connection with the operations of the business or operations of FTX, FRP or and of their Affiliates other than the Transferred Businesses or the Prior Businesses; or

             (h) Any Liabilities arising out of or related to litigation to the extent related to the current, past or future operations of the business or operations of FTX, FRP or any of their Affiliates other than the Transferred Businesses or the Prior Businesses.

             (i) Any amounts for which checks or other drafts have been drawn, in the ordinary course of business but which have not yet been paid by the financial institution upon which they are drawn, to the extent that such amounts constitute Liabilities.

     Section 3.05. FURTHER ASSURANCES AND CONSENTS. (a) The transfer of the Transferred Assets and the assumption of the Assumed Liabilities contemplated herein shall be further evidenced by the execution and delivery by FRP, FTX, the Company and any other relevant Person of such acts of transfer, conveyance and assumption as may be reasonably requested by any party. Each of the parties hereto will execute and deliver, and cause all other relevant Persons to execute and deliver, such further instruments of conveyance, assumption and assignment and will take such other actions (including, without limitation, (i) any changes or amendments to or redelivery of such instruments of conveyance, assumption and assignment that may be necessary to vest in the Company title to or other applicable rights in the Transferred Assets and (ii) the delivery of originals of stock certificates, motor vehicle titles and other similar documents of title) as any other party may reasonably request in order to effectuate the purposes of this Agreement.

             (b) Each of the parties hereto shall use its reasonable efforts to take all actions necessary to consummate the transactions contemplated by this Agreement, including obtaining any Consents before or after the Distribution Date, until such time as such Consent has been obtained. Any and all out-of-pocket expenses and costs of seeking to obtain or of obtaining any such Consent whether before or after the Distribution Date shall be borne by FTX (subject to the terms of Section 8.11 hereof).

     Section 3.06. "AS-IS, WHERE-IS." Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or (b) as to the legal sufficiency to convey title to any Transferred Asset, it being understood that except as otherwise set forth in this Agreement or in any ancillary transfer document, the Transferred Assets are being conveyed "As-is, Where-is," except for rights or actions in warranty against predecessors in title (other than FRP, FTX or any prior or current Affiliates thereof). It is understood and agreed that except for the obligations of FTX, FRP and other Affiliates under Section 3.01(b) and 3.05(b), the Company shall bear the economic and legal risk that any conveyance of the Transferred Assets shall prove to be insufficient or that the Company's title to any such assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any Consents or approvals or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed and understood that except for the obligation of FTX, FRP and their Affiliates under Section 3.01(b) and 3.05(b) the Company shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

     Section 3.07. USE OF NAME "FREEPORT SULPHUR COMPANY". FTX and FRP consent to the use by the Company of the name "Freeport Sulphur Company".

     Section 3.08. RIGHT TO AUDIT. FTX and its successor shall have the right to audit all amounts in respect of Section 3.01(a)(vi) and (vii) to insure that such amounts are properly allocable to the Transferred Businesses or Transferred Assets by the giving of written notice to the Company within 30 days of the Distribution Date.

     Section 3.09. ADMINISTRATION OF INSURANCE POLICIES. FTX, FRP and the Company agree to cooperate with each other with respect to the processing of any claims that are covered by any insurance policy in existence prior to the Distribution Date. The parties agree to execute an agreement pursuant to which FM Services will administer insurance claims on behalf of FTX, FRP, the Company, certain other Persons that are also beneficiaries of insurance policies covering periods prior to the Effective Time and their respective Affiliates. Among other things, this agreement will provide that (a) FTX and FM Services will continue to own those insurance policies that each of FTX and FM Services owns at the Effective Time; (b) FM Services will administer all claims made (whether before or after the Effective Time) under any policies owned by FTX and FM Services at the Effective Time subject to the payment by all such beneficiaries of the reasonable costs of FM Services to handle such matters with such administration activities being subject to the direction of the respective beneficiaries and their respective successors and/or assigns in accordance with criteria typical to and customary with third party administration relationships common in the industry; (c) FTX will transfer to FM Services or the appropriate Person any accruals for the self-insured portion or deductible relating to any claims or threatened claims against such Person other than FTX or FRP covered by one or more insurance policies owned by FTX, as funds are required to meet those obligations; and (d) the FM Services insurance policies under which FTX is a beneficiary shall be supplemented with the following endorsement or an endorsement that is otherwise reasonably acceptable to IMC Global Inc. and the parties hereto: "In consideration of premiums paid, it is understood and agreed that IMC Global Inc. is an Additional Named Insured under this policy as their interests may appear with respect to all operations of FTX which have been acquired by IMC Global Inc. as of (date of merger)" for all losses covered by the policy and occurring prior to the Effective Time of the merger.

     Section 3.10. OTHER ACTIONS OF THE COMPANY. In addition to the specific actions required to be taken by virtue of this Agreement, the Company agrees to take all such lawful action with respect to the Company Common Stock as may be necessary or appropriate in order to comply with legal requirements applicable to the Distribution, the Merger or any of the other transactions contemplated by this Agreement.

     Section 3.11.  POST-CLOSING OBLIGATIONS.

          (a) In the event that any party to this Agreement (the "Paying Party") makes any payment in respect of any obligation for which any other Person (the "Obligated Party") is obligated pursuant to this Agreement or otherwise, the Obligated Party shall reimburse the Paying Party within 30 days of receiving a written request from the Paying Party containing reasonable evidence that the Paying Party has made such payment. To the extent that any pay period for any Transferred Employees (as such term is defined in the Employee Benefits Agreement) spans a period of time which includes days both before and after the Effective Time, the obligation of FTX and the Company for such amounts shall be prorated, with FTX being obligated to pay an amount equal to the total employee pay check for such pay period (including all withholdings) times a fraction the numerator of which is the number of days in the pay period prior to the date of the Effective Time and the denominator of which is the total number of days in the pay period, and the Company being obligated to pay an amount equal to the total pay check for such pay period (including all withholdings) times a fraction the numerator of which is the number of days during the pay period on or after the Effective Time and the denominator of which is the total number of days in the pay period. The
Company shall make the payment to the Transferred Employees for such pay period and FTX shall reimburse the Company for its pro rata portion thereof in accordance with the procedures set forth in the immediately preceding sentence.

                                   ARTICLE IV
                   EMPLOYEES, EMPLOYEE BENEFIT PLANS AND TAXES

     Section 4.01. TERMINATION OF EMPLOYMENT; EMPLOYEES BENEFITS AGREEMENT. FTX, FRP and Company agree to execute and be bound by the Employee Benefits Agreement. Immediately prior to the Effective Time, FTX and FRP shall terminate any of their remaining employees who are actively at work at the Effective Time that have not been transferred to the Company or have not previously left the employ of FTX. FTX and FRP acknowledge that the Company intends to offer employment to many of the employees currently employed by FTX and FRP.

     Section 4.02. WORK RELATED CLAIMS. From and after the Distribution Date, FTX and FRP shall remain solely responsible for any and all Liabilities to or in respect of any employee, excluding any Transferred Employee (as defined in the Employee Benefits Agreement), relating to or arising in connection with any and all claims under applicable workmen's compensation laws, the Jones Act, 46 U.S.C. Section 688, the Longshore and Harbor Workers' Compensation Act, 33 U.S.C. Section 901, ET SEQ. or under similar laws, or arising in connection with any occupational injury or disease, in each case occurring or existing on or prior to the Distribution Date. FTX and FRP will comply with and shall be responsible for all Liabilities incurred in connection with noncompliance with the Worker Adjustment and Retraining Notification Act of 1989, 29 U.S.C. Section 2101 ET SEQ., as amended with respect to the respective employees of each such company.

     Section 4.03. EMPLOYMENT TAXES. (a) FTX and Company will (i) treat Company as a "successor employer" and FTX as a "predecessor" within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to transferred employees who are employed by the Company for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (FICA) or the United States Federal Insurance Contribution Act (FUTA) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one Internal Revenue Service form W-2 with respect to each such transferred employee for the calendar year within which the Distribution Date occurs.

                                    ARTICLE V
                                 INDEMNIFICATION

     Section 5.01 (a) BY FTX AND FRP. FTX and FRP jointly and severally covenant and agree (except in the case of subsection (vii) of this Section 4.2(a), in which case FTX individually covenants and agrees) to defend, indemnify and hold harmless the Company, its officers, directors, employees, agents, advisors, representatives, contractors, subcontractors, and those entities that are Affiliates of the Company immediately following the Effective Time and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively the "COMPANY INDEMNITEES"), from and against, and pay or reimburse the Company Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, penalties, proceedings, deficiencies, or damages (whether absolute or accrued, conditional or otherwise, and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or asserting any of their respective rights hereunder (collectively "LOSSES"), to the extent resulting from or arising out of: (i) any failure of FTX, FRP or any of their Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; (ii) any Excluded Liabilities; (iii) any Excluded Assets; (iv) any and all Taxes of FTX, FRP and/or their respective Affiliates immediately following the Effective Time relating to or arising out of the Transferred Businesses or any Transferred Asset accruing, or with respect to any event or time period occurring, at or prior to the Distribution Date and which FTX or FRP has assumed responsibility pursuant to the provisions of this Agreement; (v) any and all Liabilities in respect of employees of FTX, FRP or any of their Affiliates prior to or as of the Distribution Date, except to the extent expressly assumed by the Company pursuant to the Employee Benefits Agreement;
(vi) any failure of FTX, FRP or any of their Affiliates to comply with applicable bulk sales laws (in consideration of which indemnification obligation the Company hereby waives compliance by FRP, FTX and their Affiliates with applicable bulk sales laws); or (vii) any breach of any warranty or inaccuracy of any representation of FTX or FRP contained herein, except, to the extent such Losses result from or arise out of the Assumed Liabilities or constitute Losses for which the Company is required to indemnify the FRP Indemnitees under Section 5.01(b).

     (b) BY COMPANY. The Company covenants and agrees to defend, indemnify, and hold harmless FRP and FTX and their respective officers, directors, employees, agents, advisors, representatives, contractors, subcontractors and those entities that are Affiliates of FRP and FTX immediately following the Effective Time and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "FRP INDEMNITEES") from and against any and all Losses to the extent resulting from or arising out of: (i) any failure of the Company to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof; (ii) any Assumed Liabilities or Transferred Assets; (iii) any and all Taxes relating to or arising out of the Transferred Businesses or any Transferred Asset accruing, or with respect to any event or time period occurring, subsequent to the Distribution Date or in respect of which the Company has assumed responsibility pursuant to the provisions of this Agreement; (iv) any Liabilities in respect of employees of FTX, FRP or their Affiliates to the extent expressly assumed by the Company pursuant to the Employee Benefits Agreement; except, to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which FRP and/or FTX are required to indemnify Company Indemnitees under Section 5.01(a); or (v) any breach of any warranty or inaccuracy of any representation of the Company contained herein.

     (c) ADJUSTMENTS TO INDEMNIFICATION PAYMENTS. Any payment made by FRP and/or FTX to the Company Indemnitees, on the one hand, or by the Company to the FRP Indemnitees, on the other hand, pursuant to this Article V in respect of any claim shall be net of any insurance proceeds received by the Indemnified Party in respect of such claim. The Indemnified Party shall use its reasonable efforts to pursue insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 5.01; PROVIDED that the Indemnified Party shall not be obligated to pursue an insurance claim if the Indemnified Party in its reasonable judgment believes the cost of pursing such an insurance claim exceed the value of the claim for which the Indemnified Party is seeking indemnification. If any Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an indemnifiable Loss and shall subsequently receive insurance proceeds, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds.

     (d) INDEMNIFICATION PROCEDURES. In the case of any claim for indemnification pursuant to this Agreement by a party entitled to indemnification under this Agreement (the "INDEMNIFIED PARTY"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or litigation resulting therefrom, PROVIDED that (i) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to the entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party where it does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or litigation. Unless an Indemnifying Party elects not to assume the defense of or to seek to settle or compromise a third party claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article V for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; and in the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.01 and the records of each shall be available to the other with respect to such defense. Upon written demand of an Indemnitee, an Indemnifying Party shall reimburse such Indemnitee for all direct, out of pocket Losses reasonably incurred by it in connection with investigating or defending any third party claim at the request of the Indemnifying Party in advance of its final disposition; PROVIDED, that such reimbursement need be made only upon delivery to the Indemnifying Party of an undertaking by such Indemnitee to repay all amounts so reimbursed or advanced if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under this Article V or otherwise.

     (e) All claims for indemnification under this Article V shall survive indefinitely after the Effective Time.

                                   ARTICLE VI
                                   INFORMATION

     Section 6.01. ACCESS TO INFORMATION. From and after the date hereof, each party shall afford each other party and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of such other party (other than data and information subject to any attorney/client or other privilege or otherwise required to be kept confidential pursuant to binding agreements), insofar as such access is reasonably required by such other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     Section 6.02. LITIGATION COOPERATION. Each party shall use reasonable efforts to make available to each other party, upon written request, the officers, directors, employees and agents of such parties and those entities that are Affiliates immediately following the Effective Time as witnesses to the extent that such persons may reasonably be required in connection with any Action arising out of the business of the Company and its predecessors in which the requesting party may from time to time be involved.

     Section 6.03. REIMBURSEMENT. Each party providing information or witnesses under Sections 6.01 or 6.02 to any other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable, direct, out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

     Section 6.04. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall preserve and retain all information relating to each other party's business throughout the term of the and for a period of seven (7) years thereafter.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     Section 7.01. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants to FRP and FTX as follows:

          (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and to own or lease its properties and conduct its business as currently owned, leased or conducted or as proposed to be owned, leased or conducted by reason of the transactions contemplated by this Agreement.

          (ii) This Agreement, the Employee Benefits Agreement and the Tax Cooperation Agreement have been duly authorized by the Company and, upon the due execution and delivery hereof and thereof by the parties hereto and thereto, will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms.

     Section 7.02. REPRESENTATIONS AND WARRANTIES BY FTX. FTX represents and warrants to FRP and the Company as follows:

          (i) FTX has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          (ii) This Agreement, the Employee Benefits Agreement and the Tax Cooperation Agreement have been duly authorized by FTX and, upon the due execution and delivery hereof and thereof by the parties hereto and thereto, will constitute valid and binding obligations of FTX enforceable in accordance with their respective terms.

     Section 7.03. REPRESENTATIONS AND WARRANTIES BY FRP. FRP represents and warrants to FTX and the Company as follows:

          (i) FRP is validly existing as a limited partnership under the provisions of the Delaware Revised Uniform Limited Partnership Act and has full partnership power and authority to enter into this Agreement and perform its obligations hereunder.

          (ii) This Agreement has been duly authorized, executed and delivered by FRP and, assuming the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of FRP enforceable in accordance with its terms.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 8.01. EXPENSES. FTX shall bear the expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the Merger, the Contributions and the Distribution, except as set forth in the following sentence. The listing fees of the N.Y.S.E. incurred with respect to the listing of the Company Common Stock, the printing and mailing costs relating to the Form 10 and Registration Statement, the filing fees with the Commission in connection with the Distribution, the costs of the Distribution Agent, any filing or recordation costs associated with the Contributions, and any sales, use, transfer, stamp, recording, documentary or similar Taxes or charges arising out of the Contributions will be divided evenly between FTX and the Company.

     Section 8.02. NOTICES. All notices, requests and other communications under this Agreement to any party hereto shall be in writing (including facsimile or similar writing) and shall be given

          If to FTX, to:

          Freeport-McMoRan Inc.
          1615 Poydras Street
          New Orleans, LA 70112
          Attention:  General Counsel
          Telecopier: (504) 582-4227

          With a copy to:

          IMC Global, Inc.
          2100 Sanders Road
          Northbrook, IL 60062
          Attention: General Counsel
          Telecopier: (847) 205-4894

          If to FRP, to:

          Freeport-McMoRan Resource Partners
               Limited Partnership
          c/o Freeport-McMoRan Inc.
          1615 Poydras Street
          New Orleans, LA 70112
          Attention:  General Counsel
          Telecopier: (504) 582-4227

          With a copy to:

          IMC Global, Inc.
          2100 Sanders Road
          Northbrook, IL 60062
          Attention: General Counsel
          Telecopier: (847) 205-4894

          If to the Company, to:

          Freeport Sulphur Company
          1615 Poydras Street
          New Orleans, Louisiana  70112

          Attention:  President
          Telecopier:  (504) 582-1611

or to such other address or telecopier number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopier number specified in this Section and transmission of the appropriate number of pages is confirmed or
(ii) if given by any other means, when delivered at the address specified in this Section 8.02.

     Section 8.03. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by each party, or in the case of a waiver by an instrument in writing executed by the party against whom such waiver is to be effective. Notwithstanding anything contained herein to the contrary, prior to the Effective Time, this Agreement may not be altered or amended, nor may FTX or FRP waive any of its respective rights hereunder, without the express written consent of IGL. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 8.04. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same Agreement.

     Section 8.05. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE.

     Section 8.06. ENTIRE AGREEMENT. This Agreement and the attachments hereto (and, in the case of FTX and IGL, the Agreement and Plan of Merger and the attachments thereto) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     Section 8.07. PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective successors and permitted assigns (which shall include IGL as a result of the Merger). Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto, any benefits, rights or remedies, provided, however, that notwithstanding anything contained herein to the contrary, it is expressly agreed that IGL is an express third party beneficiary of the rights of FRP and FTX hereunder by virtue of the transactions contemplated by the Agreement and Plan of Merger between FTX and IGL.

     Section 8.08. SPECIFIC ENFORCEMENT. Each party acknowledges that the other parties hereto would be irreparably harmed by any breach of any of the terms or conditions of this Agreement and that there would be no adequate remedy at law or in damages to compensate such party for such breach. Each party agrees that any other party shall be entitled to injunctive relief requiring specific performance by the parties hereto of any provision of this Agreement, and each of the parties consents to the entry thereof.

     Section 8.09 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

     Section 8.10 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.11 FTX ALLOCATION TO FRP. Nothing in this Agreement shall preclude FTX or any successor thereto from allocating any expenses for which it is responsible hereunder to FRP to the extent that it is permitted to do so under the Partnership Agreement.







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                                  -26-

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              Freeport-McMoRan Resource Partners,
                                   Limited Partnership

                              By: Freeport-McMoRan Inc., its Administrative Managing General Partner and Special General Partner


                              By:  /s/ Rene L. Laitolais
                                   --------------------------------------------
                                   Name:     Rene L. Latiolais
                                   Title:    President and Chief Executive
                                             Officer


                              Freeport-McMoRan Inc.


                              By:  /s/ Rene L. Laitolais
                                   --------------------------------------------
                                   Name:     Rene L. Latiolais
                                   Title:    President and Chief Executive
                                             Officer

                              Freeport Sulphur Company


                              By:  /s/ Robert M. Wohleber
                                   --------------------------------------------
                                   Name:     Robert M. Wohleber
                                   Title:    President